WPS RESOURCES CORPORATION

                     STATISTICAL ANALYSIS AND COMMENTS
                              YEARS 1989-1994
                  FOR ANALYSTS AND PROFESSIONAL INVESTORS










                             TABLE OF CONTENTS
                             -----------------



Section                                                                   Page
- -------                                                                   ----
Capitalization Ratios                                                       1
Common Price Range                                                          1
Earnings Analysis                                                           1
Quarterly Earnings Analysis                                                 2
Dividend Analysis                                                           2



















                              Patrick D. Schrickel
                                 (414) 433-1036

                                 Ralph G. Baeten
                                 (414) 433-1449

                                 April 1, 1995

                              CAPITALIZATION RATIOS


                  1994       1993       1992       1991       1990       1989
                  ----       ----       ----       ----       ----       ----
Common (%)          55.3       54.3       52.6       49.0       53.4       54.9
Preferred            6.3        6.4        6.5        6.8        7.4        7.6
Long-Term Debt      38.4       39.3       40.9       44.2       39.2       37.5
                   -----      -----      -----      -----      -----      -----
  Total (%)        100.0      100.0      100.0      100.0      100.0      100.0

Short-Term (%)       2.8        2.6        2.5        1.7        5.0        5.3

<fm>
COMMENT:              ESOP Loan Guarantee causes decrease in Common and increase in Long-Term Debt ratios.
                      For PSCW ratemaking, leveraged ESOP guarantees are not deducted from common equity as prescribed by GAAP.





                                COMMON PRICE RANGE


                  1994       1993       1992      1991       1990       1989
                  ----       ----       ----      ----       ----       ----
Market High     33 5/8     36 1/2     32 1/4     28 1/4     24 5/8     24 7/8

Market Low      26 1/4     30 1/8     26 1/8     22 1/4     19 3/4     20 1/2

Year-End        26 3/4     33 5/8     31 3/4     28 1/4     23 5/8     23 3/4




                                 EARNINGS ANALYSIS


                   1994       1993       1992      1991       1990       1989
                   ----       ----       ----      ----       ----       ----
Av EPS ($)         2.21       2.47       2.35      2.23       2.00       1.98
  % Chg           (10.5)       5.1        5.4      11.5        1.0      (13.2)
AFUDC/Share ($)     .01        .02        .04       .01        .03        .04
Shares Out (MM)
  Ending           23.9       23.9       23.8      22.9       22.9       22.9*
  Average          23.9       23.9       23.4      22.9       22.9       23.1
Dilution (%)
  Full             None         .2        4.0      None       None       (1.4)*
  Average          None        2.3        2.0      None       None        (.5)*

*  During 1989, the company repurchased 311,932 shares.

                           QUARTERLY EARNINGS ANALYSIS


                   1994        1993        1992        1991        1990       1989
                 --------   ---------    --------    ---------    --------    --------
                 EPS    %   EPS     %    EPS    %    EPS     %    EPS    %    EPS    %
                 ($)  Chg   (%)   Chg     ($)  Chg    ($)  Chg    ($)  Chg    ($)  Chg
                 ---  ---   ---   ---    ---   ---   ---   ---    ---  ---    ---  ---

1st              .90    6    .85   10     .77   13    .68  15     .59  (26)    .80  (5)
2nd              .31  (31)   .45   50     .30   15    .26 (16)    .31   41     .22 (27)
3rd              .54  (18)   .66   32     .50  (24)   .66  25     .53   33     .40 (26)
4th              .46  (10)   .51  (35)    .78   24    .63  11     .57    2     .56  (7)

     Total      2.21 (11)   2.47   5     2.35    5   2.23  12    2.00    1    1.98 (13)

COMMENT: On January 1, 1990, the Company changed its method of accounting for revenue related to gas supplier demand costs.  This change has the effect of reducing first and fourth quarter revenues and earnings while increasing revenues and earnings during the second quarter and third quarters; however, the effect on annual earnings is minimal.





                                DIVIDEND ANALYSIS


                         1994       1993       1992      1991       1990       1989
                         ----       ----       ----      ----       ----       ----

Div Paid ($)             1.80       1.76       1.72      1.68       1.64       1.60
  % EPS                  81.4       71.3       73.2      75.3       82.0       80.8
Book Value ($)          18.69*     18.18*     17.33*    16.14*     16.26*     16.30*
Ind Rate ($)             1.82       1.78       1.74      1.70       1.66       1.62
  % Book Value           10.3        9.8       10.0      10.5       10.2        9.9
Cash Dividend Coverage   2.68       3.12      3.16       3.21       2.74      2.88

*  Reflects subtraction of ESOP Loan Guarantee from common equity.

COMMENT: 1994 was the 36th consecutive year in which dividends paid per share were increased.


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